Exhibit 99.1

[[Arete Industries Company Logo]]


                              COMPANY PRESS RELEASE


Arete Industries, Inc. Declines Deal to Buy Three Prospects in Texas and
Oklahoma.


Company Will Focus on Near Term Acquisition of Smaller Deals to Establish Sustainable Revenue.

For Immediate Release

Thursday, March 10, 2005

NIWOT, Colorado, March 10, 2005 (Business Wire) Arete Industries, Inc. (OTC - Bulletin Board: ARET) announced its withdrawal from an arrangement to purchase three oil and gas drilling, re-entry, and re-work prospects located in Texas and Oklahoma after its consultant notified the Company that none of the three prospects had met their client's funding criteria.

Thomas P. Raabe, Arete CEO stated, "After an in-depth evaluation of the technical data provided by the seller for the prospect, it was determined that the prospects present greater risk than the funding sources represented by our consultants are willing to accept, and the board has determined not to pursue other avenues for financing these deals." "We remain committed to Traditional and Renewable Energy projects in the long term, but have focused our attention on attempting to develop a smaller project to meet the Company's short term needs and allow it to establish a more conservative growth model," continued Raabe.

About the Company. Arete Industries, Inc., a Colorado Corporation, has taken a new business direction in the Traditional, Renewable and Alternative Energy sectors, initially focusing on drilling, re-entry and reworking projects in known, existing oil and gas fields, utilizing available state of the art oil-field technology.

Statement as to Forward Looking Statements. Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. Such risks include the fact that the Company has neither current operations nor a track record in the oil and gas industry, and will require significant infusions of debt and equity to achieve sustainability. Additionally, the Company competes with more established and better funded Energy companies for investors and acquisitions of viable prospects, and cannot assure successfully obtaining financing nor being the successful bidder for more attractive development opportunities.

For Further Information Contact:

Company Contact:
----------------

Thomas P. Raabe, CEO and Chairman of the Board
Email: ir@areteindustries.com
Arete Industries, Inc.
7102 La Vista Place, Suite 100
Niwot, Colorado 80503
Voice: 303.652.3113
Fax: 303.652.1488
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